EXHIBIT 8.1

SUBSIDIARIES

The following list sets forth the subsidiaries of the Company as of March 31, 2024:

Name of Entity	Place of Incorporation
Visionary Education Service and Management Inc. (“VESM”)	Richmond Hill, Ontario
Farvision Career Education Group Inc “Formerly known as “Farvision Education Group Inc.” (“Farvision Education”)	Toronto, Ontario
NeoCanaan Investment Corporation (“NeoCanaan Investment”)	Richmond Hill, Ontario
Canada Animation Industry Group Inc. (“Animation Group”)(1)	Richmond Hill, Ontario
Toronto ESchool Ltd. (“Toronto ESchool”)(2)	Toronto, Ontario
Maple Toronto Art Academy Inc. (“Art Academy”)(3)	Toronto, Ontario
7621531 Canada Inc. (“Conbridge College”)(3)	Toronto, Ontario
Max the Mutt Animation Inc. (“MTM Animation”)(3)	Toronto, Ontario
13995191 Canada Inc. (“13995191”)	Toronto, Ontario
13995291 Canada Inc. (“13995291”)	Toronto, Ontario
Bethune Great Health Investment Management Inc. (“Bethune”)	Toronto, Ontario
Shanghai Yuanjian Trillion Commercial Group Co., Ltd. (“Shanghai Yuanjian”)	Shanghai, China
Shanghai Airong Hundred Billion Technology Development Group Co., Ltd.(4)	Shanghai, China
Shanghai Yulankang Health Technology Group Co., Ltd. (“Shanghai Yulankang”)(5)	Shanghai, China
Shanghai Yuanjian Shulian Education Technology Co., Ltd.	Shanghai, China
Shanghai Yuanjian Cailai Consulting Management Co., Ltd.(4)	Shanghai, China
Changle Shuang (Guangzhou) Health Industry Investment Co., Ltd.(6)	Guangdong, China
Yulankang (Huai'an) Health Management Co., Ltd.(4)	Jiangsu, China
Visionary Asia SDN. BHD	Kuala Lumpur, Malaysia
Visionary International SDN. BHD	Kuala Lumpur, Malaysia
Visionary Biotechnology Group Inc.(7)	Toronto, Ontario

(1) 100% owned by NeoCanaan Investment

(2) 70% owned by Farvision Education

(3) 80% owned by Farvision Education

(4) 80% by Shanghai Yuanjian

(5) 56% by Shanghai Yuanjian

(6) 51% by Shanghai Yuanjian

(7) 55% stake held by the Company in a joint venture